Exhibit 99.1

Press Release	For Immediate Release
Contact: Robert W. White, Chairman, President and CEO or Jack Sandoski, Senior Vice President and CFO (215) 886-8280
ABINGTON BANCORP, INC. ANNOUNCES RESULTS FOR THE SECOND QUARTER OF 2010
Jenkintown, PA (July 29, 2010) — Abington Bancorp, Inc. (the “Company”) (Nasdaq Global Select: ABBC), the parent holding company for Abington Bank (the “Bank”), reported net income of $2.0 million for the quarter ended June 30, 2010, compared to a net loss of $378,000 for the quarter ended June 30, 2009. The Company’s basic and diluted earnings per share were both $0.10 for the second quarter of 2010 compared to basic and diluted loss per share of $0.02 for the second quarter of 2009. Additionally, the Company reported net income of $3.6 million for the six months ended June 30, 2010, compared to net income of $1.8 million for the six months ended June 30, 2009. Basic and diluted earnings per share were $0.19 and $0.18, respectively, for the first six months of 2010 compared to $0.09 for each for the first six months of 2009.
Mr. Robert W. White, Chairman, President and CEO of the Company, stated, “We are very pleased with the recent progress we have made in resolving our non-performing loans and real estate owned. Our management team has been working diligently toward this end, and has succeeded in reducing our non-performing assets by over 40% during the second quarter. As we move forward, we remain focused on resolving the remainder of our non-performing loans and REO.”
Mr. White continued, “We have continued to experience strong growth in our core deposits and have significantly reduced our outstanding borrowings. With both a strong capital position and ample liquidity, we continue to seek qualified credit opportunities. We are encouraged by our recent accomplishments, and we remain committed to increasing long-term shareholder value through our ongoing stock repurchases and payment of our quarterly cash dividend.”
Net Interest Income
Net interest income was $8.2 million and $16.5 million for the three and six months ended June 30, 2010, respectively, representing increases of 8.4% and 8.5% over the comparable 2009 periods, respectively. The increase in our net interest income for the 2010 periods over the 2009 periods occurred as lower interest expense more than offset a reduction in interest income. Our average interest rate spread increased to 2.67% and 2.70%, respectively, for the three-month and six-month periods ended June 30, 2010 from 2.36% and 2.34%, respectively, for the three-month and six-month periods ended June 30, 2009. The improvement in our average interest rate spread occurred as a decrease in the average yield on our interest-earning assets was more than offset by a decrease in the average rate paid on our interest-bearing liabilities. Our net interest margin also increased period-over-period to 2.89% and 2.93%, respectively, for the three-month and six-month periods ended June 30, 2010 from 2.79% and 2.78%, respectively, for the three-month and six-month periods ended June 30, 2009.

Interest income for the three months ended June 30, 2010 decreased $670,000 or 4.9% over the comparable 2009 period to $12.9 million. The decrease occurred as growth in the average balance of our total interest-earning assets was more than offset by a decrease in the average yield earned on those assets. The average balance of our total interest-earning assets increased $49.7 million or 4.6% to $1.14 billion for the second quarter of 2010 from $1.09 billion for the second quarter of 2009. The increase was driven by increases in the average balances of our investment securities and other interest-earning assets of $45.5 million and $41.8 million, respectively. These increases were partially offset by a $31.1 million decrease in the average balance of our loans receivable and a $6.5 million decrease in the average balance of our mortgage-backed securities quarter-over-quarter. The average yield earned on our total interest-earning assets decreased 45 basis points to 4.54% for the second quarter of 2010 from 4.99% for the second quarter of 2009. The decrease in the average yield earned on our interest-earning assets was primarily the result of the current interest rate environment.
Interest income for the six months ended June 30, 2010 decreased $1.3 million or 4.7% over the comparable 2009 period to $26.0 million. As was the case for the three-month period, the decrease occurred as growth in the average balance of our total interest-earning assets was more than offset by a decrease in the average yield earned on those assets.
Interest expense for the three months ended June 30, 2010 decreased $1.3 million or 21.9% from the comparable 2009 period to $4.7 million. The decrease in our interest expense occurred as a decrease in the average rate paid on our total interest-bearing liabilities more than offset an increase in the average balance of those liabilities. The average rate we paid on our total interest-bearing liabilities decreased 76 basis points to 1.87% for the second quarter of 2010 from 2.63% for the second quarter of 2009. The average rate we paid on our total deposits decreased 76 basis points quarter-over-quarter, driven by an 85 basis point decrease in the average rate paid on our certificates of deposit. The average balance of our total deposits increased $136.2 million or 19.4% to $840.2 million for the second quarter of 2010 from $704.0 million for the second quarter of 2009 due primarily to growth in our core deposits. The average balance of our core deposits increased $121.8 million or 48.3% to $373.8 million for the second quarter of 2010 from $252.0 million for the second quarter of 2009. Although the average rate paid on our advances from the Federal Home Loan Bank (“FHLB”) increased slightly by one basis point for the second quarter of 2010 compared to the second quarter of 2009, our interest expense on FHLB advances decreased $489,000 or 25.7% due to a decline of $46.0 million or 25.9% in the average balance of those advances quarter-over-quarter.
Interest expense for the six months ended June 30, 2010 decreased $2.6 million or 21.4% from the comparable 2009 period to $9.5 million. As was the case for the three-month period, the decrease in our interest expense occurred as a decrease in the average rate paid on our total interest-bearing liabilities offset an increase in the average balance of those liabilities.

Provision for Loan Losses and Asset Quality
No provision for loan losses was recorded during the second quarter of 2010. Our provision for loan losses amounted to $563,000 for the six months ended June 30, 2010. For the quarter and six months ended June 30, 2009, our provision for loan losses amounted to $3.4 million and $3.5 million, respectively. Management determined that no provision was required during the second quarter of 2010 due to the recognition of a recovery to the allowance for loan losses during the quarter of $1.2 million in the aggregate. This recovery was recognized on the settlement of two impaired shared national credit loans in which we had participation interests and on which we recorded $5.6 million in charge-offs in the aggregate during the fourth quarter of 2009. As previously disclosed, a plan of reorganization was approved by the bankruptcy court related to these two shared national credit loans, which allowed the sale of the underlying assets to be completed, providing for settlement of the outstanding loans. Our participation interest in the two loans had an aggregate outstanding balance of $7.2 million at March 31, 2010 and December 31, 2009. Offsetting this $1.2 million recovery to the allowance for loan losses were $3.4 million in aggregate charge-offs to the allowance for loan losses during the quarter ended June 30, 2010. Such charge-offs were based on our evaluations of the continued financial difficulties of certain borrowers, and were made against loan balances for which a loan loss reserve was already established.
Our total non-performing assets amounted to $35.3 million at June 30, 2010 compared to $59.9 million at March 31, 2010. The primary reasons for the $24.7 million improvement in non-performing assets during the second quarter was the disposition of our $7.2 million participation interest in the two shared national credits described above, an aggregate of $3.4 million in charge-offs of the carrying value of certain non-accrual loans during the quarter, also described above, the refinancing of two construction loans with an aggregate outstanding balance of $6.0 million, and the sale of a 40-unit high rise condominium project in Center City, Philadelphia, which had been held as real estate owned (“REO”) with a carrying value of $8.4 million at the time of sale (net of a participation interest of $1.8 million).
Our non-accrual loans amounted to $22.0 million at June 30, 2010 compared to $27.4 million at March 31, 2010 and $28.3 million at December 31, 2009. Our loans 90 days or more past due but still accruing interest decreased $10.5 million during the second quarter of 2010 and amounted to $172,000 at June 30, 2010 compared to $10.7 million at March 31, 2010 and $6.2 million at December 31, 2009. During the second quarter of 2010, two construction loans that had been included as 90 days or more past due but still accruing interest at both March 31, 2010 and December 31, 2009 were resolved and returned to performing status. These loans, which were to the same borrower and included in our construction loan portfolio, had an aggregate outstanding balance of $6.0 million at March 31, 2010 and December 31, 2009. Although the borrower had remained current with monthly payments, these loans were more than 90 days past their contractual maturity date at March 31, 2010. Following completion of construction and upon the borrower’s receipt of approval for a Chapter 11 bankruptcy plan, we refinanced the two loans with permanent commercial real estate loans during the second quarter of 2010. The new loans, which did not include any additional disbursements of cash, are secured by two one-story mixed-use office buildings located in Jamison, Pennsylvania, which were fully occupied and cash-flowing at June 30, 2010. Subsequent to June 30, 2010, the Company became debtor in possession of the underlying collateral property securing a $5.2 million construction loan for a mixed-use commercial/residential development located in Montgomery County, Pennsylvania which was classified as non-accrual at June 30, 2010 and more than 90 days past due but still accruing at March 31, 2010. The loan, to which we allocated $1.5 million of our allowance for loan losses at June 30, 2010, was transferred to REO during the third quarter. Two other loans which were on non-accrual status at June 30, 2010, a construction loan and a commercial real estate loan with outstanding balances of $2.2 million and $2.1 million, respectively, at such date, are also both expected to be transferred to REO during the third quarter of 2010 upon the foreclosure of the underlying collateral properties. An aggregate of $220,000 of our allowance for loan losses was allocated to these two loans at June 30, 2010.
Our total non-performing loans, defined as non-accruing loans and accruing loans 90 days or more past due, decreased to $22.1 million at June 30, 2010, from $38.1 million at March 31, 2010 and $34.6 million at December 31, 2010. This represents a decrease of 41.9% during the second quarter of 2010 and a decrease of 36.0% for the first half of 2010. Of our non-performing loans at June 30, 2010, $18.5 million were for construction loans (which includes land acquisition and development loans) compared to $33.2 million at March 31, 2010 and $29.3 million at December 31, 2009. At June 30, 2010 and December 31, 2009, our non-performing loans amounted to 2.98% and 4.47%, respectively, of loans receivable, and our allowance for loan losses amounted to 32.35% and 26.28%, respectively, of non-performing loans. At June 30, 2010 and December 31, 2009, our non-performing assets amounted to 2.78% and 4.64% of total assets, respectively. In addition to the decrease in our non-performing loans, the balance of our non-performing assets was also impacted by the settlement of two REO properties during the quarter and five during the first half of 2010. The most significant of these was the aforementioned sale of a 40-unit high rise residential condominium project in Center City, Philadelphia, during the second quarter. A net loss of approximately $120,000 was recognized on the sale of this property, which had a carrying value of $8.4 million at both March 31, 2010 and December 31, 2009.
During the remainder of 2010, our oversight of the Company’s loan portfolio, particularly our construction loans, and resolution efforts with respect to non-performing assets will continue to be a central focus of our management team. While we have made significant strides in reducing our non-performing assets, given the continuing effects of the economic recession in the Company’s market area in general and, in particular, on some of the Company’s larger borrowers, some of whom are in troubled financial condition and either are or may soon be involved in bankruptcy proceedings, no assurance can be given that additional provisions for loan losses or loan charge-offs may not be required in the coming quarters.
Non-Interest Income and Expenses
Our total non-interest income decreased to $806,000 for the second quarter of 2010 from $1.1 million for the second quarter of 2009. The decrease was due primarily to a $132,000 loss on REO during the 2010 period compared to a gain on REO of $153,000 during the 2009 period. The loss during the second quarter of 2010 relates primarily to the aforementioned sale of a 40-unit high rise residential condominium project in Center City, Philadelphia that was included in REO. Our service charge income decreased $70,000 or 17.7% to $327,000 for the second quarter of 2010 from $397,000 for the second quarter of 2009 primarily as a result of a decrease in our income from overdraft charges.

Our total non-interest income decreased to $1.2 million for the first six months of 2010 from $2.1 million for the first six months 2009. As was the case for the three-month period, the decrease was due primarily to a $713,000 loss on REO during the 2010 period compared to a gain on REO of $169,000 during the 2009 period. Additionally, our service charge income decreased $163,000 or 20.8% to $623,000 for the first six months of 2010, again, primarily as a result of a decrease in our income from overdraft charges.
Our total non-interest expenses for the second quarter of 2010 amounted to $6.4 million, representing an increase of $143,000 or 2.3% from the second quarter of 2009. The largest increases were in our salaries and employee benefits, occupancy, and professional services expenses, which increased $221,000, $187,000 and $215,000, respectively, quarter-over-quarter. The increase in salaries and employee benefits expenses was due primarily to an increase in our employee profit sharing expense. We had no expense for employee profit sharing during the second quarter of 2009 as a result of our net loss for the quarter. The increase in occupancy expense was due in part to higher real estate taxes, as well as services related to certain upgrades to our computer network. The increase in professional services expense was due primarily to legal fees incurred in relation to the resolution of certain non-performing loans and real estate owned. These increases were substantially offset by a decrease of $466,000 in our deposit insurance premium expense quarter-over-quarter. This decrease was the result of the special assessment by the FDIC on all insured institutions during the second quarter of 2009. Our 2009 expense for this assessment was approximately $500,000. No such assessment was made during 2010.
Our total non-interest expenses for the first half of 2010 amounted to $12.4 million, representing an increase of $520,000 or 4.4% from first half of 2009. As was the case for the three month period, our largest increases were in our salaries and employee benefits, occupancy, and professional services expenses. These increases were substantially offset by a decrease in our deposit insurance premium expense, period-over-period, as a result of the FDIC’s special assessment in 2009.
The Company recorded an income tax expense of approximately $668,000 for the second quarter of 2010 compared to an income tax benefit of approximately $553,000 for the second quarter of 2009. The Company recorded income tax expense of approximately $1.1 million and $189,000, respectively, for the six months ended June 30, 2010 and 2009. For both the three-month and six-month periods, the fluctuations in our income tax expense were primarily a result of the change in our pre-tax income.
Statement of Financial Condition
The Company’s total assets increased $30.1 million, or 2.4%, to $1.27 billion at June 30, 2010 compared to $1.24 billion at December 31, 2009. The most significant increases were in our cash and cash equivalents and our investment securities, which grew by $22.3 million and $46.5 million, respectively, during the first half of 2010. These increases were largely funded by our deposit growth and our loan repayments. Our net loans receivable decreased $29.0 million or 3.8% to $735.5 million at June 30, 2010 from $764.6 million at December 31, 2009. Our gross construction loans decreased $38.7 million during the first half of 2010, however, this was partially offset by a $15.9 million decrease in the balance of our loans-in-process. Our one- to four-family residential loans also decreased significantly during the first half of 2010 to $412.4 million at June 30, 2010 from $432.0 million at December 31, 2009. Our multi-family residential and commercial real estate loans increased $7.5 million during the first half of 2010, with most of the growth occurring in the second quarter of the year. Our REO decreased $9.7 million during the first half of 2010, due to the settlement of five REO properties, including the sale of a 40-unit high rise residential condominium project in Center City, Philadelphia, with a carrying value of $8.4 million at December 31, 2009.

Our total deposits increased $32.0 million or 3.8% to $882.2 million at June 30, 2010 compared to $850.2 million at December 31, 2009. The increase during the first half of 2010 was due to growth in both core deposits and certificate accounts, but the largest increase continued to be in our core deposits. During the first six months of 2010, our core deposits increased $29.3 million or 7.4% driven by an increase in our savings and money market accounts of $24.8 million, or 9.3%. Additionally, our other borrowed money, which is comprised of securities repurchase agreements entered into with certain commercial checking account customers, increased $9.8 million or 59.1% to $26.5 million at June 30, 2010. Our advances from the FHLB decreased $19.6 million or 13.3% to $127.2 million at June 30, 2010 from $146.7 million at December 31, 2009, as we continued to repay existing balances without drawing new advances.
Our total stockholders’ equity decreased to $212.5 million at June 30, 2010 from $214.2 million at December 31, 2009. The decrease was due primarily to our purchases of treasury stock. During the first half of 2010 we repurchased approximately 677,000 shares of the Company’s common stock for an aggregate cost of approximately $5.7 million as part of our stock repurchase plans. We have continued to repurchase our common stock based on determinations by management and the Board of Directors that the trading price of our stock, which has been below book value, provided an opportunity to utilize our current capital to repurchase shares in a manner intended to positively affect shareholder value. Our flexibility to undertake such a strategy is the result of our strong overall capital position. The Bank’s regulatory capital levels continue to far exceed requirements for well capitalized institutions.
Abington Bancorp, Inc. is the holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867. Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as 12 additional full service branch offices and seven limited service banking offices located in Montgomery, Bucks and Delaware Counties, Pennsylvania. As of June 30, 2010, Abington Bancorp had $1.27 billion in total assets, $882.2 million in total deposits and $212.5 million in stockholders’ equity.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Abington Bancorp, Inc. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors — many of which are beyond the Company’s control — could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations and the adequacy of our allowance for loan losses. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.abingtonbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

ABINGTON BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	June 30, 2010	December 31, 2009
ASSETS

Cash and due from banks	$20,834,307	$18,941,066
Interest-bearing deposits in other banks	46,142,520	25,773,173

Total cash and cash equivalents	66,976,827	44,714,239
Investment securities held to maturity (estimated fair value—2010, $21,044,139; 2009, $20,787,269)	20,385,862	20,386,944
Investment securities available for sale (amortized cost— 2010, $128,762,983; 2009, $82,905,101)	130,841,606	84,317,271
Mortgage-backed securities held to maturity (estimated fair value—2010, $68,280,985; 2009, $77,297,497)	66,539,614	77,149,936
Mortgage-backed securities available for sale (amortized cost— 2010, $141,665,630; 2009, $133,916,731)	147,183,045	138,628,592
Loans receivable, net of allowance for loan losses (2010, $7,157,174; 2009, $9,090,353)	735,537,658	764,559,941
Accrued interest receivable	4,255,150	4,279,032
Federal Home Loan Bank stock—at cost	14,607,700	14,607,700
Cash surrender value — bank owned life insurance	41,867,700	40,983,202
Property and equipment, net	10,004,493	10,423,190
Real estate owned	13,142,000	22,818,856
Deferred tax asset	2,533,631	4,711,447
Prepaid expenses and other assets	14,337,278	10,531,771

TOTAL ASSETS	$1,268,212,564	$1,238,112,121

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Noninterest-bearing	$46,184,830	$45,146,650
Interest-bearing	836,021,367	805,053,843

Total deposits	882,206,197	850,200,493
Advances from Federal Home Loan Bank	127,168,843	146,739,435
Other borrowed money	26,520,068	16,673,480
Accrued interest payable	3,345,529	1,807,334
Advances from borrowers for taxes and insurance	5,122,621	3,142,470
Accounts payable and accrued expenses	11,343,709	5,366,909

Total liabilities	1,055,706,967	1,023,930,121

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 20,000,000 shares authorized none issued	—	—
Common stock, $0.01 par value, 80,000,000 shares authorized; 24,460,240 shares issued; outstanding: 20,354,522 shares in 2010, 21,049,025 shares in 2009	244,602	244,602
Additional paid-in capital	202,171,910	201,922,651
Treasury stock—at cost, 4,105,718 shares in 2010, 3,411,215 shares in 2009	(33,261,628)	(27,446,596)
Unallocated common stock held by:
Employee Stock Ownership Plan (ESOP)	(13,879,858)	(14,299,378)
Recognition & Retention Plan Trust (RRP)	(3,087,320)	(3,918,784)
Deferred compensation plans trust	(1,022,056)	(995,980)
Retained earnings	56,458,349	54,804,913
Accumulated other comprehensive income	4,881,598	3,870,572

Total stockholders’ equity	212,505,597	214,182,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,268,212,564	$1,238,112,121

ABINGTON BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
INTEREST INCOME:
Interest on loans	$9,816,008	$10,149,228	$19,815,235	$20,177,861
Interest and dividends on investment and mortgage-backed securities:
Taxable	2,674,497	3,002,420	5,372,474	6,285,351
Tax-exempt	388,246	402,809	786,273	803,584
Interest and dividends on other interest-earning assets	19,761	14,000	25,653	26,930

Total interest income	12,898,512	13,568,457	25,999,635	27,293,726

INTEREST EXPENSE:
Interest on deposits	3,232,872	4,046,805	6,521,455	8,088,202
Interest on Federal Home Loan Bank advances	1,413,977	1,903,687	2,968,343	3,988,271
Interest on other borrowed money	20,324	21,757	34,616	36,335

Total interest expense	4,667,173	5,972,249	9,524,414	12,112,808

NET INTEREST INCOME	8,231,339	7,596,208	16,475,221	15,180,918

PROVISION FOR LOAN LOSSES	—	3,404,721	563,445	3,521,412

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,231,339	4,191,487	15,911,776	11,659,506

NON-INTEREST INCOME
Service charges	326,956	397,419	623,334	786,665
Income on bank owned life insurance	446,012	453,212	884,498	901,766
Net (loss) gain on real estate owned	(131,921)	153,248	(713,196)	169,082
Other income	164,721	127,932	366,462	290,838

Total non-interest income	805,768	1,131,811	1,161,098	2,148,351

NON-INTEREST EXPENSES
Salaries and employee benefits	3,030,727	2,809,910	5,960,509	5,767,269
Occupancy	711,988	524,702	1,424,708	1,103,996
Depreciation	227,810	225,889	457,535	448,074
Professional services	576,209	360,740	1,020,120	698,400
Data processing	431,789	412,967	854,411	792,779
Deposit insurance premium	494,416	960,357	854,919	1,154,504
Advertising and promotions	148,884	106,521	256,257	181,056
Director compensation	225,509	225,109	445,455	448,855
Other	549,406	627,874	1,090,145	1,249,541

Total non-interest expenses	6,396,738	6,254,069	12,364,059	11,844,474

INCOME (LOSS) BEFORE INCOME TAXES	2,640,369	(930,771)	4,708,815	1,963,383

PROVISION (BENEFIT) FOR INCOME TAXES	668,090	(553,002)	1,128,176	188,783

NET INCOME (LOSS)	$1,972,279	$(377,769)	$3,580,639	$1,774,600

BASIC EARNINGS (LOSS) PER COMMON SHARE	$0.10	$(0.02)	$0.19	$0.09
DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.10	$(0.02)	$0.18	$0.09

BASIC AVERAGE COMMON SHARES OUTSTANDING:	18,920,983	19,713,494	18,957,926	20,129,506
DILUTED AVERAGE COMMON SHARES OUTSTANDING:	19,395,076	19,713,494	19,383,467	20,680,751

ABINGTON BANCORP, INC.
UNAUDITED SELECTED FINANCIAL DATA

	Three Months Ended		Six Months Ended		Year Ended
	June 30,		June 30,		December 31,
	2010	2009	2010	2009	2009
Selected Operating Ratios(1):
Average yield on interest-earning assets	4.54%	4.99%	4.63%	5.01%	4.90%
Average rate on interest-bearing liabilities	1.87%	2.63%	1.93%	2.67%	2.47%
Average interest rate spread(2)	2.67%	2.36%	2.70%	2.34%	2.43%
Net interest margin(2)	2.89%	2.79%	2.93%	2.78%	2.81%
Average interest-earning assets to average interest-bearing liabilities	113.97%	119.77%	113.81%	120.08%	118.21%
Net interest income after provision for loan losses to non-interest expense	128.67%	67.01%	128.70%	98.45%	52.33%
Total non-interest expense to average assets	2.01%	2.10%	1.96%	1.98%	1.91%
Efficiency ratio(3)	70.79%	71.65%	70.11%	68.35%	78.70%
Return on average assets	0.62%	(0.13)%	0.57%	0.30%	(0.59)%
Return on average equity	3.68%	(0.66)%	3.34%	1.52%	(3.15)%
Average equity to average assets	16.86%	19.28%	17.04%	19.51%	18.85%

Asset Quality Ratios(4):
Non-performing loans as a percent of total loans receivable(5)	2.98%	5.04%	2.98%	5.04%	4.47%

Non-performing assets as a percent of total assets(5)	2.78%	4.83%	2.78%	4.83%	4.64%

Allowance for loan losses as a percent of non-performing loans	32.35%	27.47%	32.35%	27.47%	26.28%

Allowance for loan losses as a percent of total loans	0.96%	1.39%	0.96%	1.39%	1.17%

Net charge-offs to average loans receivable	1.19%	0.44%	0.68%	0.58%	2.81%

Capital Ratios(6):
Tier 1 leverage ratio	13.18%	14.25%	13.18%	14.25%	13.14%
Tier 1 risk-based capital ratio	21.36%	21.86%	21.36%	21.86%	20.04%
Total risk-based capital ratio	22.28%	23.11%	22.28%	23.11%	21.16%

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and, for the three-month and six-month periods ended June 30, 2010 and 2009, are annualized where appropriate.

(2)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4)	Asset quality ratios are end of period ratios, except for net charge-offs to average loans receivable.

(5)	Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all accruing loans 90 days or more past due and all non-accruing loans. It is our policy, with certain limited exceptions, to cease accruing interest on single-family residential mortgage loans 120 days or more past due and all other loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure.

(6)	Capital ratios are end of period ratios and are calculated for Abington Bank per regulatory requirements.

ABINGTON BANCORP, INC.
UNAUDITED SELECTED FINANCIAL DATA (continued)

	June 30,	March 31,	December 31,
	2010	2010	2009
	(Dollars in Thousands)

Non-accruing loans:
One- to four-family residential	$—	$—	$237
Multi-family residential and commercial real estate(1)	3,502	4,788	4,801
Construction	18,456	22,659	23,303
Commercial business	—	—	—
Home equity lines of credit	—	—	—
Consumer non-real estate	—	—	—

Total non-accruing loans	21,958	27,447	28,341

Accruing loans 90 days or more past due:
One- to four-family residential	63	29	110
Multi-family residential and commercial real estate	—	—	—
Construction	—	10,535	5,998
Commercial business	—	—	—
Home equity lines of credit	109	106	141
Consumer non-real estate	—	—	—

Total accruing loans 90 days or more past due	172	10,670	6,249

Total non-performing loans(2)	22,130	38,117	34,590

Real estate owned, net	13,142	21,817	22,819

Total non-performing assets	$35,272	$59,934	$57,409

Total non-performing loans as a percentage of loans	2.98%	5.00%	4.47%

Total non-performing loans as a percentage of total assets	1.73%	3.01%	2.79%

Total non-performing assets as a percentage of total assets	2.78%	4.73%	4.64%

(1)	Included in this category of non-accruing loans at June 30, 2010, March 31, 2010 and December 31, 2009 is one troubled debt restructuring with a balance of $1.4 million, $2.4 million and $2.5 million, respectively.

(2)	Non-performing loans consist of non-accruing loans plus accruing loans 90 days or more past due.
The following table shows the activity in our allowance for loan losses for the six months ended June 30, 2010 and 2009.

	For the Six Months
	Ended June 30,
	2010	2009
	(Dollars in Thousands)

Allowance for loan losses, beginning of period	$9,090	$11,597
Provision for loan losses	563	3,521
Charge-offs	(3,713)	(4,512)
Recoveries on loans previously charged-off	1,217	143

(Charge-offs)/recoveries — net	(2,496)	(4,369)

Allowance for loan losses, end of period	$7,157	$10,749

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